Exhibit 99.1

Synlogic Hosts First Virtual R&D Event

Live Webcast Scheduled to Begin at 12.30 pm ET Today

CAMBRIDGE, Mass., May 27, 2020 /PRNewswire/ -- Synlogic (Nasdaq: SYBX) today will host its first Virtual R&D Event which will include presentations from members of the Synlogic executive team providing an in-depth review of Synlogic's Synthetic Biotic platform and programs for the treatment of metabolic diseases, inflammatory and immune disorders, and cancer. In addition, guest speaker David S. Goldfarb, M.D., Professor of Medicine and Physiology, NYU School of Medicine, Clinical Chief, Nephrology Division, NYU Langone Health, Chief, Nephrology Section, New York VA Medical Center, will present an overview of enteric hyperoxaluria and a patient perspective.

Registration information for the event can be accessed under "Event Calendar" in the Investors & Media section of the Synlogic website. The R&D Event presentations are scheduled to begin at 12:30 pm ET today, May 27, 2020. A live audio webcast of the presentation and a slide deck will be available via the company's Investor Relations website. Following the live webcast, an archived version will be available on the website for 90 days.

About Synlogic

Synlogic is pioneering the development of a novel class of living medicines, Synthetic BioticTM medicines, based on its proprietary drug development platform. Synlogic leverages the tools and principles of synthetic biology to genetically engineer beneficial microbes to perform or deliver critical functions missing or damaged due to disease. When delivered orally, Synthetic Biotic medicines are designed to function in the gut to compensate for the dysfunctional metabolic pathway and have a systemic effect, with the potential to significantly improve symptoms of disease for affected patients. The Company's lead program in this area, SYNB1618, targets PKU. In addition, the Company is leveraging the broad potential of its platform to create Synthetic Biotic medicines for the treatment of more common diseases, including inflammatory and immune disorders, and cancer. Synlogic's first immuno-oncology program, SYNB1891, is in clinical development for the treatment of solid tumors and lymphoma. For more information, please visit www.synlogictx.com.

CONTACT: Media Contact: Caroline Rufo, Ph.D., MacDougall, Phone: 781-235-3060, Email: crufo@macbiocom.com, Investor Contact: Elizabeth Wolffe, Ph.D., Synlogic, Inc., Phone: 617-207-5509, Email: liz@synlogictx.com